UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 17, 2014

EPR Properties

(Exact name of registrant as specified in its charter)

Maryland	001-13561	43-1790877
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

909 Walnut Street, Suite 200

Kansas City, Missouri 64106

(Address of principal executive office)(Zip Code)

(816) 472-1700

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01.	Regulation FD Disclosure.

On September 17, 2014, EPR Properties (the “Company”) filed with the Securities and Exchange Commission (the “SEC”) a preliminary prospectus supplement in connection with a proposed underwritten public offering of 3,200,000 of its common shares of beneficial interest, with a grant to the underwriters of a 30-day option to purchase up to an additional 480,000 common shares (the “Offering”). The Offering is being made pursuant to a prospectus supplement and an accompanying prospectus filed as part of an effective shelf registration statement filed with the Securities and Exchange Commission on Form S-3.

The preliminary prospectus supplement includes a discussion of the Company’s recent developments and the proposed use of proceeds of the Offering described below.

Recent Developments

As of September 12, 2014, our investment spending in our operating segments since June 30, 2014 total approximately $113.5 million (bringing our year-to-date investment spending to $433.2 million), and included investments in each of our four reportable operating segments.

•	Entertainment—investment spending since June 30, 2014 totaled approximately $4.6 million and related primarily to investments in build-to-suit construction of one megaplex theatre and redevelopment of one existing megaplex theatre and one family entertainment center, each of which is subject to a long-term, triple-net lease or a long-term mortgage agreement.

•	Education—investment spending since June 30, 2014 totaled approximately $62.5 million and related primarily to investments in build-to-suit construction of 21 public charter schools, three private schools and 10 early childhood education centers, each of which is subject to a long-term, triple-net lease or a long-term mortgage agreement.

•	Recreation—investment spending since June 30, 2014 totaled approximately $45.4 million, and related primarily to build-to-suit construction of 11 TopGolf entertainment facilities and additional improvements at Camelback Mountain Resort, each of which is subject to a long-term, triple-net lease or a long-term mortgage agreement.

•	Other—investment spending since June 30, 2014 totaled approximately $1.0 million and was related to the Adelaar casino and resort project in Sullivan County, New York.

Recreation Resort Opportunity

The Company has entered into a letter of intent relating to an investment of approximately $135.0 million in an attraction anchored resort. The property is expected to exceed 400 acres and includes waterpark facilities, golf courses, lodging facilities, a spa, restaurants and retail shops. The property will be leased to the current owner-operator of the facilities pursuant to a triple-net lease, which will have an initial term of 20 years with three 10-year extension options. Under the lease, the tenant is responsible for all taxes, costs and expenses arising from the use and operation of the property. The transaction contemplated by the letter of intent is anticipated to close as early as the fourth quarter of 2014 and is contingent upon the negotiation and execution of the definitive agreements, due diligence and other customary closing conditions. The Company cannot assure you that the transaction will be completed on the terms described above or at all.

Metropolitan Ski Areas Opportunity

The Company has entered into a letter of intent relating to an investment of approximately $39.0 million in two metropolitan ski areas. The properties include ski terrain, lifts, snow making equipment and commercial retail, office and restaurant space. The investment will consist of a $15.0 million purchase of the land to be leased to the tenant, and a $24.0 million mortgage loan to the tenant. The land will be leased by the tenant pursuant to a triple-net lease, which will have an initial term of 20 years, with three 10-year extension options. Under the lease, the tenant is responsible for all taxes, costs and expenses arising from the use or operation of the property. The mortgage loan will have a term of 20 years. The transaction contemplated by the letter of intent is anticipated to close as early as the fourth quarter of 2014 and is contingent upon the negotiation and execution of definitive agreements, due diligence and other customary closing conditions. The Company cannot assure you that the transaction will be contemplated on the terms described above or at all.

Use of Proceeds

The preliminary prospectus supplement also discloses that the Company intends to use the net proceeds from the offering to reduce the outstanding principal balance of its unsecured revolving credit facility. Such application of the net proceeds will increase the amounts available under the Company’s unsecured revolving credit facility, which the Company intends to use primarily to fund its ongoing pipeline of acquisition and build-to-suit projects. As of September 16, 2014, the Company had approximately $208.0 million of indebtedness outstanding under its unsecured revolving credit facility.

Item 8.01.	Other Events.

On September 17, 2014, the Company issued a press release announcing that it had commenced the Offering. The Company’s press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

The information in this Current Report on Form 8-K shall not constitute an offer to sell or the solicitation of any offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

Item 9.01	Financial Statements and Exhibits.

Number	Description

99.1	Press Release dated September 17, 2014 issued by EPR Properties

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

EPR PROPERTIES

By:	/s/ Mark A. Peterson
Name:	Mark A. Peterson
Title:	Senior Vice President, Treasurer and Chief Financial Officer

Date: September 17, 2014

INDEX TO EXHIBITS

Exhibit	Description

99.1	Press Release dated September 17, 2014 issued by EPR Properties